EXHIBIT 99.1

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11300 W. 89th Street  Overland Park  Kansas  66213 USA  913/495/2600
FAX 913/492-0870            Direct 913-495-2614    cargin@elecsyscorp.com

Contact:    Thomas C. Cargin
            Vice President - Finance and Administration
            (913) 495-2614

              ELECSYS CORPORATION REPORTS FIRST QUARTER RESULTS
                           STATUS OF NAVAIDS UNIT SALE

OVERLAND PARK, Kan. (August 31, 2001) - Elecsys Corporation (AMEX: ASY) today announced first quarter operating results, as well as updated shareholders on the status of the proposed sale of substantially all of the assets of its navaids unit, Airport Systems International, Inc. ("Airport Systems") to Alenia Marconi Systems.

The Company reported that it has completed substantially all pre-closing requirements as provided for in the asset purchase agreement and that the proxy material related to the special shareholders meeting to be held on September 10, 2001 had been mailed to shareholders and votes were being tallied. The purpose of this meeting is to obtain shareholder approval for the sale of substantially all of the assets of Airport Systems.

"We are pleased with the status of the transaction," said Keith Cowan, President and CEO of Elecsys Corporation. "We expect to receive shareholder approval on the 10th of September and to close shortly thereafter."

The Company also said that its electronic manufacturing services (EMS) unit, DCI, Incorporated, reported a first quarter profit of $8,000 on sales of $1.6 million. Its navaid unit, Airport Systems, reported a loss of $259,000 on sales of $3.3 million. The Company noted these results did not include net unallocated corporate expenses of $34,000 (net of other income of $176,000 representing one time gains on the settlement of outstanding litigation and sale of equipment). On a consolidated basis, the Company reported a net loss of $285,000 for the quarter, or $0.11 per share. For the same period last year, DCI reported net income of $86,000 on sales of $1.7 million and Airport Systems reported net income of $210,000 on sales of $4.5 million. These results did not include unallocated corporate expenses of $158,000.

"DCI's sales for the first quarter reflected a decline in deliveries to our consumer products OEM customers," commented Cowan. "However, we initiated several new programs with medical device, industrial controls and avionics customers. While these new programs did not contribute substantially to revenue in the first quarter, we expect production rates to ramp-up and provide the opportunity for revenue gains through the remainder of the year. We have attracted major medical, industrial and aerospace OEM customers because of our commitment to quality, custom LCD manufacturing capability and responsiveness."

Elecsys Corporation provides electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

www.elecsyscorporation.com

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions which are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2001. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.